As filed with the Securities and Exchange Commission on July 20, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

The Shyft Group, Inc.

(Exact name of registrant as specified in its charter)

Michigan	38-2078923
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

41280 Bridge Street Novi, Michigan	48375
(Address of principal executive offices)	(Zip Code)

The Shyft Group, Inc. Stock Incentive Plan

(Amended and Restated Effective May 17, 2023)

(Full title of the plan)

Joshua Sherbin, Esq.

Chief Legal Officer and Corporate Secretary

The Shyft Group, Inc.

41280 Bridge Street

Novi, Michigan 48375

(Name and address of agent for service)

(517) 543-6400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Shyft Group, Inc. (the “Registrant”) hereby files this Registration Statement on Form S-8 (the “Registration Statement”) to register an additional 1,000,000 shares of common stock, no par value per share, of the Registrant (the “Common Stock”) under The Shyft Group, Inc. Stock Incentive Plan (the “Plan”). The Plan is an amendment and restatement, effective May 17, 2023, of The Shyft Group, Inc. Stock Incentive Plan of 2016, as thereafter amended and restated, for which previously filed registration statements on Form S-8 are effective. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. 333-255240) filed by the Registrant on April 15, 2021 and the Registration Statement on Form S-8 (Registration No. 333-213581) filed by the Registrant on September 12, 2016 (as amended by Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-213581) filed by the Registrant on November 3, 2016), including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 (Commission File No. 001-33582), filed February 23, 2023;

(b)	The Registrant’s Quarterly Report on Form 10-Q (Commission File No. 001-33582), filed April 27, 2023;

(c)

The Registrant’s Current Reports on Form 8-K (Commission File No. 001-33582), filed January 27, 2023, March 17, 2023, March 23, 2023 (Item 5.02), April 27, 2023, May 18, 2023 and June 12, 2023 (just Item 5.02); and

(d)

The description of the Common Stock contained in the Registrant’s Registration Statement filed under the Exchange Act (Commission File No. 001-33582), as amended by the description of the Common Stock contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 (Commission File No. 001-33582), filed March 16, 2020, and as amended by any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Registrant is obligated under its Restated Articles of Incorporation to indemnify its directors and executive officers to the full extent permitted under law, including the Michigan Business Corporation Act (the “MBCA”). The Registrant may similarly indemnify persons who are not directors or executive officers to the extent authorized by the Registrant’s bylaws or Board of Directors.

Under Sections 450.1561 through 450.1571 of the MBCA, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation. The MBCA provides for indemnification of directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant or its shareholders (and, if a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful) against: (a) expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) arising out of a position with the Registrant (or with some other entity at the Registrant’s request); and (b) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action or suit by or in the right of the Registrant, unless the director or officer is found liable to the Registrant; provided, that an appropriate court could determine that he or she is nevertheless fairly and reasonably entitled to indemnity for reasonable expenses incurred. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding.

The MBCA generally requires that the indemnification provided for in (a) and (b) above be made only on a determination that the director or officer met the applicable standard of conduct (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two disinterested directors; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by interested directors, officers, employees or agents). If the articles of incorporation include a provision eliminating or limiting the liability of a director, however, a corporation may indemnify a director for certain expenses and liabilities without a determination that the director met the applicable standards of conduct, unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA or intentionally committed a criminal act. In connection with an action by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred. In connection with an action, suit or proceeding other than an action, suit or proceeding by or in the right of the corporation, such indemnification may be for expenses (including attorneys' fees) actually and reasonably incurred, and for judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred.

In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

Indemnification under the MBCA is not exclusive of other rights to indemnification to which a person may be entitled under the Registrant's Restated Articles of Incorporation, Amended and Restated Bylaws or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director or executive officer.

The MBCA permits the Registrant to purchase and maintain insurance on behalf of its directors and officers against liabilities arising out of their positions with the Registrant (or positions held with another entity at the request of the Registrant), whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, the Registrant maintains such insurance on behalf of its directors and officers.

The Registrant has entered into indemnity agreements with each of its directors. The agreements generally provide that the Registrant will indemnify the director or officer, subject to certain limitations, for expenses and costs, including the satisfaction of a judgment, fine or penalty incurred in, or in any amount paid in settlement of, any proceeding, including a proceeding brought by or in the name of the Registrant (such as a shareholder derivative suit), brought by reason of the fact that the indemnitee was serving as a director, officer, employee, agent or fiduciary of the Registrant or by reason of any action taken by the indemnitee while serving as a director, officer, employee, agent or fiduciary of the Registrant, or by reason of the fact that the indemnitee was serving at the request of the Registrant in a similar capacity with another entity, if such expenses and costs may be indemnified under the MBCA. In accordance with the Registrant's Articles of Incorporation and Amended and Restated Bylaws, the agreements are designed to provide the maximum protection allowed under federal and Michigan law. Indemnification is dependent upon the director or officer meeting the applicable standards of conduct set forth in the indemnity agreements.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (Commission File No. 001-33582), filed March 25, 2021)

4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-33582), filed October 21, 2022)

4.3	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Exchange Act (incorporated herein by reference to Exhibit 4.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (Commission File No. 001-33582), filed March 16, 2020)

4.4	The Shyft Group, Inc. Stock Incentive Plan (Amended and Restated Effective May 17, 2023) (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-33582), filed May 18, 2023)

5.1	Opinion of Counsel (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm – Deloitte & Touche LLP (filed herewith)

23.2	Consent of Independent Registered Public Accounting Firm – BDO USA, LLP (filed herewith)

23.3	Consent of Counsel (included in Exhibit 5.1) (filed herewith)

24.1	Powers of Attorney (included on signature page of this Registration Statement)

107	Filing Fee Table (filed herewith)

Item 9. Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novi, State of Michigan, on this 20th day of July, 2023.

THE SHYFT GROUP, INC.

By:	/s/ Joshua Sherbin
Name: Joshua Sherbin
Title: Chief Legal Officer and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Daryl M. Adams, Jonathan C. Douyard and Joshua Sherbin, or any of them, each acting alone, as the true and lawful attorney-in-fact or agent, or attorneys-in-fact or agents, for each of the undersigned, with full power of substitution and resubstitution, and in the name, place and stead of each of the undersigned, to execute and file any and all amendments, including post-effective amendments, supplements and exhibits to the Registration Statement and any and all applications or other documents to be filed with the Commission or any state securities commission or other regulatory authority or exchange with respect to the securities covered by the Registration Statement, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary, appropriate or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: July 20, 2023	/s/ Daryl M. Adams
Daryl M. Adams Director, President and Chief Executive Officer (principal executive officer)

Date: July 20, 2023	/s/ Jonathan C. Douyard
Jonathan C. Douyard Chief Financial Officer (principal financial officer)

Date: July 20, 2023	/s/ Scott M. Ocholik
Scott M. Ocholik Vice President, Chief Accounting Officer and Corporate Controller (principal accounting officer)

Date: July 20, 2023	/s/ James A. Sharman
James A. Sharman Director

Date: July 20, 2023	/s/ Thomas R. Clevinger
Thomas R. Clevinger Director

Date: July 20, 2023	/s/ Michael Dinkins
Michael Dinkins Director

Date: July 20, 2023	/s/ Carl A. Esposito
Carl A. Esposito Director

Date: July 20, 2023	/s/ Angela K. Freeman
Angela K. Freeman Director

Date: July 20, 2023	/s/ Pamela L. Kermisch
Pamela L. Kermisch Director

Date: July 20, 2023	/s/ Paul A. Mascarenas
Paul A. Mascarenas Director

Date: July 20, 2023	/s/ Terri A. Pizzuto
Terri A. Pizzuto Director

Date: July 20, 2023	/s/ Mark B. Rourke
Mark B. Rourke Director